                                                                  EXHIBIT (c)(4)
                                                                  --------------

                                                                  CONFORMED COPY
                                                                  --------------



                              STANDSTILL AGREEMENT


          STANDSTILL AGREEMENT, dated as of May 16, 1999 (this "Agreement"),
                                                                ---------
between Global Crossing Ltd., a company formed under the laws of Bermuda

("Global") and U S West, Inc., a Delaware corporation ("USW")
  ------                                                ---

          WHEREAS, Global and USW are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized
                                              ----------------
terms used and not otherwise defined herein having the meaning set forth in the Merger Agreement);

          WHEREAS, in connection with the Merger Agreement, Global and USW have entered into (i) a Tender Offer and Purchase Agreement dated the date hereof (the "Tender Offer and Purchase Agreement") pursuant to which USW (or a direct
      -----------------------------------
or indirect subsidiary of USW) will acquire up to 39,259,305 shares of the common stock, par value $0.01 per share, of Global ("Global Common Stock"), upon
                                                     -------------------
the terms and subject to the conditions set forth in the Tender Offer and Purchase Agreement and (ii) a Voting Agreement (the "Voting Agreement"); and
                                                     ----------------

          WHEREAS, USW and Global are entering into this Agreement to establish certain arrangements with respect to the shares of Global Voting Securities to be purchased by USW pursuant to the Tender Offer and Purchase Agreement, as well as certain restrictions in respect of the capital stock of Global, corporate governance and other related corporate matters;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

          Section 1.  Defined Terms.  Unless otherwise defined herein:
                      -------------

          "Global Board of Directors" shall mean the board of directors of
           -------------------------
     Global or any successor thereof.

          "Global Combined Voting Power" at any measurement date shall mean the
           ----------------------------
     total number of votes which could have been cast in an election of members of the Global Board of Directors had a meeting of the stockholders of Global (or any successor thereof) been duly held based upon a record date as of the measurement date if all Global Voting Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

          "Global Voting Securities" shall mean, collectively, (i) Global Common
           ------------------------
     Stock, (ii) any other securities entitled, or that may be entitled, to vote generally for the election of members of the Global Board of Directors and
     (iii) any other securities, warrants or options or rights of any nature (whether or not issued by Global) that are convertible into, exchangeable for, or exercisable for, or otherwise give the holder thereof any rights in respect of (whether or not subject to the passage of time, contingencies or contractual
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                                                                               2


     restrictions or any combination thereof), any security described in clause
     (i) or (ii) of this definition (including, without limitation, Frontier Corporation common stock).

          "Group" means two or more persons acquiring, holding, voting or
           -----
     disposing of securities which would constitute a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          "person"  means an individual, partnership, corporation, business
           ------
     trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

          "Reorganization Transaction" means (i) any merger, consolidation,
           --------------------------
     recapitalization, liquidation or other business combination transaction involving Global or any of its subsidiaries (or any successors to any of such entities), (ii) any tender offer or exchange offer for any securities of Global or any of its subsidiaries (or any successors to any of such entities) or (iii) any sale or other disposition of assets of Global or any of its subsidiaries (or any successors to any of such entities) in a single transaction or in a series of related transactions in each of the foregoing cases constituting individually or in the aggregate 5% or more of the assets of Global (or any successor), or 5% or more of the then outstanding Global Voting Securities.

          "Standstill Period" shall mean the period commencing on the date
           -----------------
     hereof and continuing until the earlier of (a) the tenth anniversary of the date hereof and (b) the Effective Time (as defined in the Merger Agreement); provided, that if the Merger Agreement is terminated by Global
                 ---------
     pursuant to Section 9.1(b) or 9.1(h)(i) or by USW pursuant to Section 9.1(e), 9.1(d)(ii)(A) or 9.1(h)(iii), the Standstill Period shall expire on the fifth anniversary of the date hereof.

          Section 2.  Covenants with Respect to Global Voting Securities and
                      ------------------------------------------------------
Other Matters.
-------------

          2.1  Acquisition of Global Voting Securities.  During the Standstill
               ---------------------------------------
Period, except for shares of Global Common Stock acquired pursuant to the Tender Offer and Purchase Agreement, USW will not, and will cause its affiliates (other than Global) not to, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any Global Voting Securities; provided, that neither USW nor any of its affiliates
                          --------
shall be prohibited from buying Global Voting Securities directly from Global.

          2.2  Disposition of Global Voting Securities.  Until the later of the
               ---------------------------------------
termination of the Merger Agreement and the termination of the Frontier Merger Agreement (as defined in the Voting Agreement) (or the consummation of the transactions pursuant thereto), USW will not, and will cause its affiliates not to, directly or indirectly, sell, transfer any beneficial interest in, pledge, lend, hypothecate or otherwise dispose of any Global Voting Securities (each transaction described above, a "Transfer"). Subject in all respects to the
                                --------
preceding sentence, during the Standstill Period, USW will not, and will cause its affiliates not to, directly or indirectly, Transfer
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                                                                               3

any Global Voting Securities in any transaction that to the knowledge of USW would result in any person or Group having, upon consummation of such Transfer transaction, directly or indirectly, beneficial ownership of or the right to acquire beneficial ownership of such number of Global Voting Securities as represent more than 5% of the Global Combined Voting Power; provided that USW
                                                            --------
shall be permitted to Transfer Global Voting Securities in any transaction that to the knowledge of USW would result in a Transfer to any person or Group that would have, upon consummation of such Transfer transaction, directly or indirectly, beneficial ownership of or the right to acquire beneficial ownership of such number of Global Voting Securities as represent more than 5% but less than 9.5% of the Global Combined Voting Power so long as such person or Group agrees in writing to be bound by the terms of this Agreement. Notwithstanding the preceding sentence, USW shall be permitted to sell, transfer or otherwise dispose of Global Voting Securities (a) to one or more of its affiliates that is directly or indirectly controlled by it (each, a "Permitted Transferee"), (b)
                                                  --------------------
pursuant to a tender or exchange offer for Global Voting Securities which is not opposed by the Global Board of Directors, (c) in a merger, recapitalization, business combination or other similar transaction or (d) as expressly provided in Section 4.1 of the Tender Offer and Purchase Agreement; provided, that in the
                                                           --------
case of clause (a) the Permitted Transferee shall agree in writing to be bound by the terms of this Agreement. USW shall not directly or indirectly transfer all or any substantial part of the capital stock of any subsidiary which purchases shares of Global Common Stock in accordance with the Tender Offer and Purchase Agreement or any Permitted Transferee without first transferring to USW or a Permitted Transferee of USW any Global Voting Securities held by such subsidiary or Permitted Transferee.

          2.3  Proxy Solicitations, Voting, etc.   (a)  During the Standstill
               ---------------------------------
Period, USW will not, and will cause its affiliates not to, directly or indirectly, solicit proxies, assist any other person in any way, directly or indirectly, in the solicitation of proxies, or otherwise become a "participant" in a "solicitation," or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act as in effect on the date of this Agreement) in opposition to the recommendation or proposal of the Global Board of Directors, or submit any proposal for the vote of stockholders of Global or any successor thereof or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of Global Voting Securities, unless in each case it obtains the prior approval of the Global Board of Directors to do so as evidenced by a formal resolution adopted by the Global Board of Directors and recorded in its minutes.

          (b) In furtherance of USW's obligations pursuant to Section 2.3(a), during the Standstill Period USW shall, and shall cause its affiliates to, at any annual or special meeting of stockholders at which members of the Global Board of Directors are to be elected or in connection with a solicitation of consents through which members of the Global Board of Directors are to be elected, vote or cause to be voted (or give or cause to be given a written consent or proxy with respect to) all Global Voting Securities beneficially owned by it in favor of the election to the Global Board of Directors of the individuals recommended by the Global Board of Directors.

          2.4  No Voting Trusts, Pooling Agreements, or Formation of Groups.
               ------------------------------------------------------------
Except as contemplated by the Voting Agreement, during the Standstill Period, USW will not, and will cause its affiliates not to, directly or indirectly, join in or in any other way participate in a pooling agreement, syndicate, voting trust or other Group with respect to Global Voting Securities or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Global Voting Securities.

          2.5  Limitation on Various Other Actions.  During the Standstill
               -----------------------------------
Period, USW will not, and will cause its affiliates not to, take any action, alone or in concert with any other person, (a) to seek to effect a change in control of Global, its successors or any of its affiliates, (b) to seek to effect a Reorganization Transaction with respect to Global, its successors or any of its affiliates, (c) to seek to effect any control or influence over the management of Global, its successors or any of its affiliates, the Global Board of Directors or the policies of Global, its successors or any of its affiliates,
(d) to advise, assist or encourage or finance (or assist or arrange financing to or for) any other person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of the provisions of, Section 2 of this Agreement (any such action described in clause (a), (b), (c) or (d) of this Section 2.5, a "Global Transaction Proposal"), (e) to present to Global,
                     ---------------------------
its stockholders or any third party any proposal that can reasonably be expected to result in a Global Transaction Proposal or in an increase in the Global Combined Voting Power represented by Global Voting Securities beneficially owned in the aggregate by USW and its successors or any of their affiliates that would be prohibited by Section 2.1, (f) to publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would result in (i) a Global Transaction Proposal or (ii) an increase in the Global Combined Voting Power represented by Global Voting Securities beneficially owned in the aggregate by USW and its respective successors or any of their affiliates that would be restricted by Section 2.1, (g) to initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate, or otherwise provide assistance to any person who has made or is contemplating making, any proposal that can reasonably be expected to result in
(i) a Global Transaction Proposal or (ii) an increase in the Global Combined Voting Power represented by Global Voting Securities beneficially owned in the aggregate by USW and its successors or any of their affiliates that would be restricted by Section 2.1, or (h) to request a waiver, modification or amendment of any of the provisions of Section 2 of this Agreement.

          2.6  Representation.  During the Standstill Period, if requested by
               --------------
Global, USW shall and shall cause each of its Permitted Transferees to be present, in person or represented by proxy, at all meetings of stockholders of Global at which members of the Global Board of Directors are to be elected so that all Global Voting Securities beneficially owned by USW and each such Permitted Transferee shall be counted for the purpose of determining the presence of a quorum at such meetings and for voting such securities.

          Section 3.  Term of Agreement.  This Agreement shall terminate on the
                      -----------------
last day of the Standstill Period.

          Section 4.  Remedies.  Each of the parties hereto acknowledges and
                      --------
agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of Global, and (ii) Global would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Global shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by USW or any of its Permitted Transferees without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which Global may be entitled hereunder or at law or equity.

          Section 5.  General Provisions.
                      ------------------

          5.1  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to USW:

               U S West, Inc.
               1801 California Street
               Denver, Colorado
               Attention:  Mark Roellig
               Facsimile: (303) 840-0381

          with a copy to:

               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, New York
               Attention:  Dennis J. Block
               Facsimile:  (212) 504-6666

          If to Global:

               Global Crossing Ltd.
               Wessex House
               45 Reid Street
               Hamilton HM12, Bermuda
               Attention:  K. Eugene Shutler
               Facsimile No.: (441) 296-8606
          and

               Global Crossing Ltd.
               150 South El Camino Drive
               Suite 204
               Attention:  General Counsel
               Facsimile No.: (310) 281-4942

          with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017-3954
               Attention:  Charles I. Cogut, Esq.
               Facsimile No.: (212) 455-2502

          and  Skadden, Arps, Slate, Meagher & Flom
               300 South Grand Avenue
               Los Angeles, California 90071
               Attention:  Brian J. McCarthy
               Facsimile:  (213) 687-5600


          5.2  Severability.  If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          5.3  Entire Agreement; Assignment.  Except as may otherwise be agreed
               ----------------------------
by the parties, this Agreement, the Voting Agreement, the Tender Offer and Purchase Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.

          5.4  Parties in Interest.  This Agreement shall be binding upon and
               -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          5.5  Governing Law.  This Agreement shall be governed by, and
               -------------
construed in accordance with, the internal laws of the State of New York.

          5.6  Headings.  The descriptive headings contained in this Agreement
               --------
are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          5.7  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          5.8.  Submission to Jurisdiction.  Each of the parties hereto (i)
                --------------------------
consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (ii agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of New York and (iv consents to service being made through the notice procedures set forth in Section 5.1.

     IN WITNESS WHEREOF, USW and Global have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                         U S WEST, INC.



                         By:   /s/   Solomon D. Trujillo
                            ---------------------------------------------
                            Title:  President and Chief Executive Officer





                         GLOBAL CROSSING LTD.



                         By:   /s/  Robert Annunziata
                            ------------------------------------------------
                            Title:  Chief Executive Officer